
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
     of the Securities Exchange Act of 1934 or Suspension of Duty to File
  Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number:  333-81717


                               Camco Thrift Plan
                               -----------------
            (Exact name of registrant as specified in its charter)


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
  42, rue Saint-Dominique          153 East 53rd Street, 57th Floor             Parkstraat 83
    Paris, France 75007          New York, New York, U.S.A. 10022-4624            The Hague,
     (33-1) 4062-1000                      (212) 350-9400                      The Netherlands
                                                                                    2514 JG
                                                                              (31-70) 310-5447


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            (Addresses, including zip codes, and telephone numbers,
      including area codes, of registrant's principal executive offices)


             Participation interests in the above-referenced plan
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [ ]   Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)      [ ]   Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)       [ ]   Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)      [ ]   Rule 12h-3(b)(2)(ii)    [ ]
                                Rule 15d-6              [ ]

          Approximate number of holders of record as of the certification or notice date: 0

          Pursuant to the requirements of the Securities Exchange Act of 1934, Camco Thrift Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 29, 2001           CAMCO THRIFT PLAN



                              By: /s/ Jack Kluepfel
                                 -------------------------------------
                                 Name:  Jack Kluepfel
                                      --------------------------------
                                 Title: Director of Employee Services
                                       -------------------------------